Continental Information Systems Corporation
                                One Northern Concourse
                                     Post Office Box 4785
                                     Syracuse, New York 13221-4785

                                     (315) 455-1900
                                     FAX: 315-455-4713
                                     Internet: info@cis.infopix.com


                                  May 20, 1997

Mr. Thomas J. Prinzing
8237 Penstock Way
Manlius, NY 13104

Dear Mr. Prinzing:

                  This  letter  sets  forth the  agreement  between  Continental
Information Systems Corporation (the "Company") and Thomas J. Prinzing ("Prinzing") with respect to the terms on which Prinzing will serve as President of the CIS Air Group, effective June 1, 1997.

                  The Company and Prinzing mutually agree as follows:

1. Employment

                  (a) The Company hereby employs Prinzing, and Prinzing agrees upon the terms and conditions herein set forth herein to serve as President of the CIS Air Group, and in such capacity Prinzing will have overall responsibility for the management and operations of the CIS Air Group (CIS Air, CIS Aircraft Partners, Inc. and all other aircraft assets owned or managed by the Company or its subsidiaries), subject to the additional provisions set forth in Schedule 1. Prinzing shall report to the Chief Executive Officer of the Company. For so long as the Company employs Prinzing, he shall, except as the Company may otherwise agree from time to time in writing pursuant to authority granted by a Board resolution, devote his full time and attention to the performance of his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Chief Executive Officer and the Board, and shall use his best efforts to promote and serve the interests of the Company.

                  (b) The term of employment under this Agreement shall begin on June 1, 1997 and end on May 31, 1999 (the "Term"), unless earlier terminated in accordance with Exhibit A.

2. Compensation.

                  Effective  June 1, 1997,  and during the Term,  Prinzing shall
receive  compensation   determined  in  accordance  with,  and  subject  to  the
conditions of, Schedule 1 of this Agreement.

3. Severance; Non-competition.

                  (a) Upon the occurrence of a Severance Event (as defined in Exhibit A), Prinzing shall be entitled to receive until the earlier of eighteen
(18) months from the date of the Severance Event or the commencement by Prinzing of full time employment by another employer, the following: (1) a monthly severance payment equal to the greater of (A) $18,750, and (B) one-eighteenth of the difference between (i) the Compensation Amount (as defined in Schedule 1), calculated from the beginning of the fiscal year in which the Severance Event occurs through the end of the calendar month preceding the Severance Event, and
(ii) the total amount of compensation paid to Prinzing by the Company from the beginning of the fiscal year in which the Severance Event occurs through the Severance Event, and (2) Continued Benefits (as defined in Exhibit A).

                  (b) Upon the occurrence of an Alternative Severance Event (as defined in Exhibit A), Prinzing shall be entitled to receive until the earlier of six (6) months from the date of the Alternative Severance Event or the commencement by Prinzing of full time employment by another employer, the following: (1) a monthly severance payment of $18,750, and (2) Continued Benefits (as defined in Exhibit A).

                  (c) Prinzing agrees that, during the Restriction Period, he will not engage, directly or indirectly, whether as principal or as director, officer, employee, agent, consultant, beneficial owner of an excess of three percent (3%) of any outstanding class of publicly-traded equity securities, or otherwise, alone or in association with any other person, corporation, or other entity, in any Competing Business. "Competing Business" means any person, corporation, or other entity that is engaged, in direct competition with the CIS Air Group, in the sale of any products or services that are the same as or similar to the products and services sold by the CIS Air Group. "Restriction Period" means the period beginning on June 1, 1997 and ending on the earlier of
(i) May 31, 1999, or (ii) if Prinzing's employment is terminated as a result of a Severance Event or an Alternative Severance Event, the date of such Severance Event or Alternative Severance Event. Prinzing further agrees that, during the Restriction Period, he will not, directly or indirectly, in competition with the CIS Air Group, solicit the trade of, or trade with, any customer of the CIS Air Group, and will not, without the consent of the Company, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or CIS Air Group to leave its employ for any reason whatsoever nor hire any such employee away from the Company, CIS Air Group and their affiliates. Without limiting the remedies available to the CIS Air Group or the Company, Prinzing acknowledges that any breach of these covenants may result in material irreparable injury to the Company and its affiliates for which there is no adequate remedy at law, and that it will not be possible to measure damages for such injuries precisely. Prinzing agrees that, in the event of such a breach or threat thereof, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by any those covenants or such other relief as may be required to specifically enforce any of those covenants.

                  (d) If Prinzing dies or becomes disabled after a Severance Event or Alternative Severance Event, he or his estate shall continue to receive the remaining benefits to which he is entitled, subject to the terms of any plan included in the Continued Benefits.

4.   General Provisions

                  (a) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and Prinzing's heirs and the personal representatives of Prinzing's estate.

                  (b)  Arbitration.  Any  disputes,   controversies,  or  claims
arising out of or related to this Agreement ("Disputes") shall be resolved by binding arbitration in accordance with the provisions of Exhibit B.

                  (c) Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto; provided, however, that any such modification, amendment or waiver on the part of the Company shall have been previously approved by the Board. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

                  (d) Tax Withholding. Payments to Prinzing of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes and social security contributions.

                  (e) Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

                  (f) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Prinzing, the notice shall be delivered or mailed to Prinzing at the address first set forth above, or if addressed to the Company, the notice shall be delivered or mailed to Continental Information Systems Corporation, One Northern Concourse, North Syracuse, New York 13212, Attention:
Chief Executive Officer, or such other address as the Company or Prinzing may designate by written notice at any time or from time to time to the other party. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

                  (g) Effect on Previous Agreements. Effective June 1, 1997, this Agreement supersedes all prior oral or written employment agreements between Prinzing and the Company, and all prior or contemporaneous negotiations, commitments, agreements, and writings with respect to the subject matter hereof; all such other negotiations, commitments, agreements, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

                  (h) Counterparts. Either of the parties hereto may execute this Agreement in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

                  (i) Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.


                  If you are in agreement with the foregoing, please execute in the space provided below for your signature, whereupon this Agreement shall constitute a binding Agreement between Prinzing and the Company.

                                    CONTINENTAL INFORMATION SYSTEMS CORPORATION


                                    By:   /s/ JAMES P. HASSETT
                                          --------------------
                                    Name: James P. Hassett, Chairman
                                            Authorized Signatory

ACCEPTED AND AGREED:


/s/ THOMAS J. PRINZING
----------------------
Thomas J. Prinzing

Date:    5/21/97

                                    EXHIBIT A

                                   Definitions

                  1. Severance Event: During the Term, termination by the Company of Prinzing's employment other than for Cause or upon an Alternative Severance Event, or resignation by Prinzing from the Company for Good Reason.

                  2. Alternative Severance Event: After November 30, 1997 and prior to the expiration of the Term, termination by the Company of Prinzing's employment if the aggregate Air Group Net Earnings (as defined in Schedule 1 and calculated in accordance therewith) for the three most-recently completed fiscal quarters, does not, on an annualized basis, yield a return on equity invested by the Company in the CIS Air Group of at least 15%.

                  3. Cause: Termination by the Company of Prinzing's employment upon (a) Prinzing's willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (b) Prinzing's willfully engaging in misconduct that is materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on Prinzing's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Prinzing shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Prinzing a copy of a Notice of Termination from the Board, after reasonable notice to Prinzing and an opportunity for him and his counsel to be heard before the Board, finding that in the good faith opinion of the Board he has engaged in conduct warranting termination for cause under clauses (a) and (b) above.

                  4. Good Reason: Prinzing's resignation of his employment with the Company within 120 days following the occurrence of any of the following events:

                  (a)      Reduction  of  Prinzing's   compensation  below  that
                           determined in accordance with Schedule 1;

                  (b) Without Prinzing's written consent and measured against his status as of June 1, 1997, a reduction in his reporting responsibilities, titles, or offices, or any removal of him from or any failure to re-elect him to any such positions (other than as a member of the Company's Board of Directors), except in connection with the termination of his employment for Cause, disability, or retirement or as a result of his death, or by him other than for Good Reason;

                  (c) The Company does not allow Prinzing to participate in any employee benefit plan on the same terms and conditions made available to other senior executive personnel; provided, that the foregoing shall not restrict the Board's discretion to award bonuses, stock options or other incentive compensation in such amounts as it determines; or

                  (d) The Company fails to comply with its obligations under section 3 of Schedule 1.

In the event that Prinzing does not resign within 120 days of the occurrence of any of the foregoing events, his rights with respect to such Good Reason shall be deemed waived by Prinzing.

                  5. Notice of Termination: A written notice which shall indicate the specific termination provision in this Agreement that is relied upon by the party terminating Prinzing's employment and which shall summarize the basis for termination of Prinzing's employment. Any purported termination by the Company for Cause, or Prinzing's resignation for Good Reason shall be communicated by Notice of Termination to the other party hereto.

                  6. Date of Termination: (a) if Prinzing's employment is terminated for Cause, the date specified by the Company in the Notice of Termination, and (b) if Prinzing's employment is terminated by Prinzing for Good Reason, the date on which the Notice of Termination is given.

                  7. Continued Benefits: The following benefits, which shall be maintained in full force and effect by the Company for the benefit of Prinzing and his surviving dependents for the applicable period: all life insurance, medical, health and accident, and disability plans, programs or arrangements in which Prinzing was entitled to participate immediately prior to the Severance Event or Alternative Severance Event, as the case may be, provided that Prinzing's continued participation is possible under the general terms and
provisions   of  such  plans  and  programs.   In  the  event  that   Prinzing's
participation in any such plan or program is barred, the Company shall make reasonable efforts to obtain insurance for Prinzing that would provide him with benefits substantially similar to those which Prinzing is entitled to receive under such plans and programs, but the Company shall not provide those benefits directly if they cannot be obtained through insurance and shall not be obligated to pay premiums in excess of two (2) times the group rate previously paid on his behalf. Prinzing agrees that any such coverage will reduce the applicable period for which coverage might have to be offered under applicable federal or state laws. Nothing in this provision shall provide eligibility for bonuses, vacation, or pension or profit-sharing programs after the Severance Event or Alternative Severance Event, as the case may be, except as otherwise required by the generally-applicable terms of those programs.

                                    EXHIBIT B

                             Arbitration Provisions

                  1. Any arbitration required under Section 3(b) of this Agreement shall be administered by the American Arbitration Association ("AAA"), and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"), as such Rules may be amended from time to time, with the hearing locale to be the state and county in which the Company's headquarters are located, unless some other location and/or arbitrator are chosen by mutual consent of the Company and Prinzing.

                  2.  A  single  neutral   arbitrator  shall  preside  over  the
arbitration and decide the Dispute (the "Decision"). The AAA shall use its normal procedures pursuant to the Rules for selection of an arbitrator.

                  3. The Decision shall be binding, and the prevailing party may enforce such decision in any court of competent jurisdiction.

                  4. The parties shall cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable and in this connection to furnish such documents and make available such persons as the Arbitrator may request.

                  5. The parties have selected arbitration in order to expedite the resolution of Disputes and to reduce the costs and burdens associated with litigation. The parties agree that the Arbitrator should take these concerns into account when determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

                  6. Without limiting any other remedies that may be available under applicable law, the Arbitrator shall have no authority to award punitive damages.

                  7. The Arbitrator shall render a Decision within ninety (90) days after accepting an appointment to serve as Arbitrator unless the parties otherwise agree or the Arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period.

                  8. All proceedings and decisions of the Arbitrator shall be maintained in confidence, to the extent legally permissible, and shall not be made public by any party or any Arbitrator without the prior written consent of all parties to the arbitration, except as may be required by law.

                  9. Each party shall bear its own costs and attorneys' fees, and the parties shall equally bear the fees, costs, and expenses of the Arbitrator and the arbitration proceedings; provided, however, that the Arbitrator may exercise discretion to award costs, but not attorneys' fees, to the prevailing party.

                                   Schedule 1

                                Compensation Plan

                  1.   Definitions.   For purposes of this schedule,

                  "Compensation Amount" means, for any fiscal period, .33 times the difference between (1) Air Group Net Earnings, and (2) Minimum Return on Equity.

                  "Air Group Net Earnings" means, for any period, (i) net earnings before taxes of the Company's Air Group, after payment of all expenses attributable to the Air Group (other than corporate overhead and Prinzing's compensation), including interest on funds borrowed for purposes of financing the Air group's business, plus (ii) any fees received which are earned for managing the Jetstream income funds in conjunction with Lehman Brothers and which are not included in pretax income. Air Group Net Earnings shall be calculated based on Air Group financial statements prepared using methodology consistent with that employed in calculating net earnings before taxes of the Air for purposes of the Company's audited financial statements for the fiscal year ended May 31, 1997.

                  "Minimum Return on Equity" means, for any period, an amount equal to a cumulative return on equity invested in the Air Group of 20% per annum, subject to adjustment as set forth below. Provided that Prinzing satisfies the requirements of section 3 of this schedule prior to September 1, 1997, then for purposes of determining the Compensation Amount, for the period June 1, 1997 to August 31, 1997, the Company will be deemed to have invested equity equal to $5 million in the Air Group and the remaining equity invested in the Air Group will be treated as debt bearing an interest rate equal to the Prime Rate (as reported in the "Money Rates" column of the Wall Street Journal) plus 75 basis points. If the Air Group Net Earnings for any fiscal year during the Term is less than the Minimum Return on Equity as calculated pursuant to the foregoing formula, then an amount equal to the difference between the Minimum Return on Equity for such fiscal year and Air Group Net Earnings, then Minimum Return on Equity for the next fiscal year shall also include such difference plus a rate of return of 20% per annum.

                  2. Payment of Compensation. (a) During the Term, Prinzing will receive a non-refundable advance against the Compensation Amount of $225,000 per year ("Base Compensation Advance"), payable periodically in accordance with the Company's standard payroll procedures. For each fiscal year during the Term, Prinzing will be entitled to receive compensation ("Compensation") equal to the greater of the Base Compensation Advance for such fiscal year and the Compensation Amount for the period from June 1, 1997 to the end of such fiscal year.

                  (b) With respect to each of the first three quarters of any fiscal year, if the Compensation Amount for the fiscal year through the end of such quarter exceeds $225,000, then Prinzing will receive a refundable advance (an "Interim Compensation Advance") equal to (i)

50% of (ii) the amount by which the Compensation Amount for the fiscal year through the end of such quarter, minus any payments of Interim Compensation Advances for prior quarters of the fiscal year, exceeds $225,000. Any Interim Compensation Advances payable under this section will be calculated and paid to Prinzing within 5 days after the filing of the Company's quarterly financial statements with the Securities and Exchange Commission, but in any event no later than 50 days after the end of the quarter.

                  (c) Following the end of any fiscal year, Prinzing will be paid an amount equal to the excess, if any, of the Compensation Amount for for the fiscal year over all Base and Interim Compensation Advances paid to him pursuant to this schedule. If the amounts of Compensation Advances received by Prinzing during the fiscal year exceed the Compensation Amount for such fiscal year minus the Base Compensation Advance, Prinzing will repay the excess to the Company, or the Company may offset such amounts due against any other payments due to Prinzing. Any payments due to or from Prinzing pursuant to this section will be calculated and paid within 5 days after completion of the audit of the Company's financial statements for the fiscal year in question.

                  (d) Annex 1.1 to this schedule contains examples illustrating the application of the foregoing formulas.

                    3. Capitalization of Air Group. The Company presently has approximately $11 million in equity invested in the Air Group. The Company and Prinzing intend that the capitalization of the Air Group will consist of $5 million in equity contributed by the Company, and up to $10 million in debt financing. Accordingly, the Company will maintain throughout the Term an investment of equity capital in the Air Group of at least $5 million, but may withdraw capital from the Air Group in excess of that amount. Prinzing will seek to obtain debt financing in replacement of the remaining equity over $5 million now invested in the Air Group, and additional debt financing as he deems necessary to achieve the Air Group's financial goals. Prinzing shall be deemed to have satisfied this requirement if he presents to the Company a commitment for debt financing described in the preceding sentence on market terms for comparable loans and containing customary non-financial terms and conditions. The Company will take such actions as are reasonably required to consummate up to $10 million in debt financing meeting the foregoing requirements.

                  4. Oversight. Any proposed Air Group transaction, or series of related transaction, involving the expenditure of more than $1 million, shall be subject to the approval of the Chief Executive Officer of the Company. If the Chief Executive Officer does not approve such a proposed transaction, Prinzing shall have the right to request that the full Board of Directors review and approve or disapprove the proposed transaction.

                             ANNEX 1.1 to Schedule 1

                        Examples of Compensation Formula

Example 1:

Assumptions:

                  Equity $5 million
                  FY 1998 Minimum Return on Equity = $1 million per year, $250,000 per quarter FY 1998 Quarterly Air Group Net Earnings as follows:

                           1st Q = $  500,000
                           2nd Q = $  500,000
                           3rd Q = $  500,000
                           4th Q = $  500,000
                           Total = $2,000,000

Analysis:
                           FY 1998 Compensation Amount is $330,000, calculated as .33 times Air Group Net Earnings of $2,000,000 minus Minimum Return on Equity of $1,000,000.

                  Compensation is paid as follows:

                           Base   Compensation   Advance   of   $225,000,   paid
                           periodically Interim Advances and Final Payment Paid as follows:

                                             Minimum                                         Interim
                 Air Group Net              Return on             Compensation             Advance/Final
FY 1998             Earnings                 Equity                 Amount (1)              Payment (2)
-------             --------                 ------                 ----------              -----------
3 months           $  500,000              $  250,000                $ 82,500                 $     0
6 months           $1,000,000              $  500,000                $165,000                 $     0
9 months           $1,500,000              $  750,000                $247,500                 $11,250
Full Year          $2,000,000              $1,000,000                $330,000                 $93,750

Notes:

         (1) .33 times cumulative excess of Air Group Net Earnings over Minimum Return on Equity

         (2)      For first 3 quarters,  50% of  cumulative  excess,  if any, of
                  Compensation  Amount  over  $225,000.   Final  Payment  equals
                  Compensation Amount minus $225,000 and all Interim Advances.

Example 2:

Assumptions:

                  Equity $5 million
                  FY 1998 Minimum Return on Equity= $1,000,000 or $250,000 per quarter FY 1998 Quarterly Air Group Net Earnings as follows:

                           1st Q = $200,000
                           2nd Q = $200,000
                           3rd Q = $200,000
                           4th Q = $200,000
                           Total = $800,000

                           FY 1999 Minimum Return on Equity = $1,240,000 (20% on $5 million + $200,000 FY 1998 shortfall + 20% on shortfall) or $310,000 per quarter

                  FY 1999 Quarterly Air Group Net Earnings as follows:

                           1st Q = $  600,000
                           2nd Q = $  600,000
                           3rd Q = $  600,000
                           4th Q = $  600,000
                           Total = $2,400,000

Analysis:
                           FY  1998   Compensation   is   $225,000,   equal   to
                           non-refundable compensation advance

                           FY 1999 Compensation Amount is $382,800, calculated as .33 times Air Group Net Earnings of $2,400,000 minus Minimum Return on Equity of $1,240,000.

                  Compensation is paid as follows:

                           Base   Compensation   Advance   of   $225,000,   paid
                           periodically Interim Advances and Final Payment Paid as follows:

                                              Minimum                                          Interim
                    Air Group Net            Return on              Compensation            Advance/Final
FY 1999               Earnings                Equity                 Amount (1)              Payment (2)
-------               --------                ------                 -----------             -----------
3 months            $  600,000              $  310,000                $ 95,700                $      0
6 months            $1,200,000              $  620,000                $191,400                $      0
9 months            $1,800,000              $  930,000                $287,100                $ 31,050
Full year           $2,400,000              $1,240,000                $382,800                $126,750

Notes:

         (1) .33 times cumulative excess of Air Group Net Earnings over Minimum Return on Equity

         (2)      For first 3 quarters,  50% of  cumulative  excess,  if any, of
                  Compensation  Amount  over  $225,000.   Final  Payment  equals
                  Compensation Amount minus $225,000 and all Interim Advances.